Exhibit 2

November 28, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Re:

Kinder Morgan, Inc. Form U-1 Application/Declaration under Section 3(b) and Rule 10 of the Public Utility Holding Company Act of 1935

Ladies and Gentlemen:

I am the Vice President and General Counsel of Kinder Morgan, Inc., a Kansas corporation ("Kinder Morgan").  I have acted as counsel to Kinder Morgan in connection with the filing of the Form U-1 Application/Declaration under Section 3(b) and Rule 10 of the Public Utility Holding Company Act of 1935, to which this opinion is an exhibit (the "Application"), which concerns the acquisition by Kinder Morgan of the stock of Terasen Inc., a corporation organized under the laws of the Province of British Columbia.  This opinion is given to you with respect to the transactions described in the Application pursuant to your instructions as to exhibits to applications and declarations filed on Form U−1.  Except as otherwise defined herein, terms used herein shall have the meanings given them in the Application.

In connection with this opinion, I have reviewed or caused to be reviewed the Application and the exhibits thereto, and such other papers, documents and records, and have made or caused to be made such examination of law, as I have deemed relevant and necessary in order to give this opinion.  I have assumed that, in respect of the Application, an appropriate order of the commission under the Public Utility Holding Company Act of 1935 will be issued and all actions of Kinder Morgan will be in conformity therewith.

The opinion set forth herein is qualified in its entirety as follows: (a) every opinion rendered herein is expressly subject to the consummation of such transactions in accordance with the Application; and (b) no opinion is expressed as to any laws other than the federal laws of the United States, the laws of the State of Texas and the Kansas General Corporation Code.  I am not admitted to practice law in the State of Kansas.

Based on and subject to the foregoing, I am of the opinion that:

(a)

All state laws applicable to the transactions for which the commission's approval is sought in the Application will have been complied with at the time any such transaction is consummated.

(b)

Kinder Morgan is validly organized and duly existing under the laws of Kansas.  Any securities issued by Kinder Morgan in connection with the transactions for which the commission's approval is sought in the Application will be validly issued, fully paid and nonassessable, and the holder thereof will be entitled to the rights and privileges appertaining thereto set forth in the Articles of Incorporation of Kinder Morgan, as amended.

(c)

Kinder Morgan will legally acquire the stock of Terasen Inc., a corporation organized under the laws of the Province of British Columbia, in connection with the transactions for which the commission's approval is sought in the Application.

(d)

The consummation of the transactions for which the commission's approval is sought in the Application will not violate the legal rights of the holders of any securities issued by Kinder Morgan or any associate company of Kinder Morgan.

I hereby consent to the use of this opinion in connection with the filing of the Application.

Very truly yours,

   /s/ Joseph Listengart
Joseph Listengart

Vice President and General Counsel,

Kinder Morgan, Inc.